Exhibit 99.1

April 8, 2008

SOLITARIO RESOURCES SIGNS IMPORTANT NEW AGREEMENT ON ITS CHAMBARA ZINC PROJECT IN PERU WITH VOTORANTIM METAIS

Denver, Colorado: Solitario Resources Corporation (AMEX: XPL; TSX: SLR) announced that it has signed an important new agreement with Votorantim Metais on its Chambara regional zinc project in northern Peru. The Chambara project consists of approximately 60,000 hectares of mineral rights concessions distributed within an agreed upon Area Of Interest ("AOI") measuring 200 kilometers in a north-south direction and 85 kilometers in an east-west direction.

Under this innovative arrangement, Solitario contributed 9,300 hectares of mineral rights that included four prospects with significant high-grade zinc mineralization at surface and a vast regional geologic and geochemical data base collected covering much of the AOI. Votorantim Metais will contribute 51,000 hectares of mineral rights within the AOI to the Chambara project, subject to a two-month due diligence period. All assets of this newly formed venture will be held by a new private Peruvian company, Minera Chambara that is initially 85%-owned by Solitario and 15%-owned by Votorantim Metais.

Votorantim Metais will be the operator of all exploration and development within the AOI. Any new properties acquired by Votorantim Metais during its exploration program will become an asset of Minera Chambara.

The agreement is structured similarly to a Net Profits Royalty in that Solitario has no project funding requirements until cash flow is achieved, making it comparable to Solitario's other four major joint ventures. Specific terms of the agreement include an option for Votorantim Metais to earn a 49% interest in Minera Chambara by spending a total of $6.25 million on exploration over seven years. Votorantim Metais will then have the right to earn an additional 21% (total 70%) by funding a feasibility study and arranging construction financing for Solitario's 30%-interest. Solitario would repay the construction loan facility through 80% of its cash flow distributions.

Chris Herald, CEO and President of Solitario stated, "With the outstanding success Solitario and Votorantim Metais have enjoyed on our Bongara; project, it made sense to team up again to make new zinc discoveries in what we consider to be one of the best under-explored zinc terrains in the world. Our vast data base will give Votorantim Metais' technical team a jump start in their exploration efforts. Additionally, our four zinc prospects have defined high-grade zinc mineralization at surface that are nearly ready to be drill tested. We are delighted to expand our relationship with Votorantim Metais beyond our exciting Bongara project where three core rigs will soon be operating to further define and expand mineralization throughout much of 2008."

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About Votorantim Metais

Votorantim Metais belongs to a privately held Brazilian business conglomerate that is a leader in every market segment in which it operates, including cement, pulp and paper, metals, chemicals, orange juice, and finance. In 2006, Votorantim Group's revenues amounted to US$13 billion. The metals business accounted for 30% of revenues from production of zinc, nickel, steel and aluminum. Votorantim Metais is the world's third largest primary zinc producer with three operating zinc smelters and two operating zinc mines. It owns the Cajamarquilla smelter in Peru that is undergoing a major capacity expansion to 320,000 tons per year and is a major shareholder of the Peruvian zinc mining company Milpo. Votorantim Metais also acquired US Zinc, a zinc recycling company base in the USA with a plant located in China.

About Solitario

Solitario is a gold, silver, platinum-palladium, and base metal exploration company actively exploring in Brazil, Mexico and Peru. Besides Votorantim Metais, Solitario has significant business relationships with Newmont Mining and Anglo Platinum. Solitario has approximately US$30 million in cash and marketable securities and no debt. Solitario is traded on the American Stock Exchange (AMEX: XPL) and on the Toronto Stock Exchange (TSX: SLR). Additional information about Solitario is available online at www.solitarioresources.com
FOR MORE INFORMATION, CONTACT:Debbie W. Mino Director - Investor Relations	(800) 229-6827
Jim Maronick Chief Financial Officer	(303) 534-1030

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities.

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